Exhibit 4.1

Execution Version

SHAREHOLDERS AGREEMENT

by and among

STRIVE, INC.

and

THE SHAREHOLDERS THAT ARE SIGNATORIES HERETO

Dated as of September 12, 2025

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of September 12, 2025, is made by and among Strive, Inc., a Nevada corporation (the “Company”) and the shareholders that are or become signatories hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

RECITALS

WHEREAS, as of the date of this Agreement, the Shareholders beneficially own greater than a majority of the voting power of the outstanding Company Shares (as defined below); and

WHEREAS, the Parties desire to enter into this Agreement to provide for certain rights and obligations of the Shareholders and the Company upon and after the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1
Definitions

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affected Shareholder” has the meaning set forth in Section 4.07.

“Affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. It is understood and agreed that, for purposes hereof, neither the Company nor any subsidiary of the Company shall be deemed to be an Affiliate of any Shareholder.

“Agreement” has the meaning set forth in the preamble.

“Beneficially Owned” has the meaning set forth in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, but without reference to clause (d)(1) of such Rule.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Company” has the meaning set forth in the preamble.

“Company Class A Shares” means shares of the Company’s Class A Common Stock, $0.001 par value per share.

“Company Class B Shares” means shares of the Company’s Class B Common Stock, $0.001 par value per share.

“Company Shares” means the Company Class A Shares, the Company Class B Shares, and any and all securities of any kind whatsoever of the Company that may be issued by the Company after the date hereof in respect of, in exchange for, or in substitution of, such securities, pursuant to any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

“Director” means a member of the Board of Directors.

“Governing Documents” means the certificate of incorporation of the Company, as amended or modified from time to time, and the by-laws of the Company, as amended or modified from time to time.

“independent director” means a Director who qualifies, as of the date of such Director’s election or appointment to the Board of Directors and as of any other date on which the determination is being made, as an “independent director” pursuant to SEC rules and applicable listing standards, as amended from time to time, as determined by the Board of Directors without the vote of such Director.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by law and by the Governing Documents) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares, (ii) causing the adoption of shareholders’ resolutions and amendments to the Governing Documents, (iii) causing Directors (to the extent such Directors were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such Directors may have as Directors) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Party” means the Company and the Shareholders party to this Agreement, including any Permitted Assignee.

“Permitted Assignee” means an Affiliate of such Shareholder who becomes a Party pursuant to Section 4.02.

“Person” means an individual, partnership, limited liability company, corporation, trust, other entity, association, estate, unincorporated organization or. a government or any agency or political subdivision thereof.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date of this Agreement, by and among the Company, the Shareholders and the other parties that are signatories thereto, as such agreement may be amended from time to time in accordance therewith.

“Requisite Consent” has the meaning set forth in Section 3.01(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shareholder Parties” means the signatories party hereto.

“Significant Subsidiary” means any Subsidiary of the Company that is considered a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X.

“Shareholder” and “Shareholders” have the meaning set forth in the preamble.

“Shareholder Majority” means the consent or approval of the Shareholders (including, if applicable, the Shareholder(s) requesting a consent or approval) then owning Company Shares representing a majority of the voting power of the Company Shares then owned by all Shareholders.

“Subsidiary” means any direct or indirect subsidiary of the Company on the date hereof and any direct or indirect subsidiary of the Company organized or acquired after the date hereof.

Section 1.02. Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and Section references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

Article 2
Representations and Warranties

Each of the Parties hereby represents and warrants, solely with respect to itself, to each other Party as follows (and only where relevant in the case of a Party that is not a natural person):

Section 2.01. Existence; Authority; Enforceability. Such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the performance of its obligations hereunder, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

Section 2.02. Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not (a) conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any law applicable to such Party, except, in the case of clause (b), as would not have a material adverse effect on such Party’s ability to perform its obligations hereunder.

Section 2.03. Consents. Other than as has already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with the execution, delivery or performance of this Agreement, except in each case, as would not have a material adverse effect on such Party’s ability to perform its obligations hereunder.

Article 3
Governance

Section 3.01. Board of Directors.

(a) Effective as of the date of this Agreement, the Board of Directors shall be composed of at least seven Directors, as set forth in Annex A hereto.

(b) From and after the date of this Agreement, so long as the Shareholders Beneficially Own in the aggregate a number of Company Shares representing greater than 50% of the voting power of the then outstanding Company Shares, the Shareholders shall have the right, but not the obligation, to nominate a number of designees equal to the greater of: (i) four designees and (ii) a majority of the Directors. In the event that at any time the number of designees of the Shareholders who are members of the Board of Directors is fewer than the total number of designees the Shareholders are entitled to nominate pursuant to this Section 3.01(b), the Shareholders shall have the right, at any time, to nominate such additional designees to which they are entitled, in which case the Company shall take, or cause to be taken, all Necessary Action to, (A) increase the size of the Board of Directors as required to enable the Shareholders to so nominate such additional designees and (B) appoint such additional designees nominated by the Shareholders to such newly created directorships. So long as the Shareholders Beneficially Own in the aggregate a number of Company Shares equal to at least 50% of the voting power of the then outstanding Company Shares, no change shall be made to the number of directors on the Board of Directors without the prior approval of the Shareholders holding a majority of the Company Shares then held by the Shareholders (the “Requisite Consent”).

Section 3.02. Voting.

(a) Prior to termination of this Agreement, at every meeting of the Company’s stockholders at which any matter is to be voted on (and at every adjournment, recess or postponement thereof), and on any action or approval of Company’s stockholders by written consent, each Shareholder shall vote (including via proxy) all of such Shareholder’s Company Shares, in each case to the fullest extent that such Company Shares are entitled to vote thereon or consent thereto (or cause the holder(s) of record on any applicable record date to vote (including via proxy) all of such Shareholders Company Shares), as directed by the Shareholder Majority in its sole discretion.

(b) At every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Shareholder shall be represented in person or by proxy at such meeting (or cause the holders of record of such Shareholder’s Company Shares on any applicable record date to be represented in person or by proxy at such meeting) in order for such Shareholder’s Company Shares to be counted as present for purposes of establishing a quorum.

(c) Each Shareholder shall execute and deliver (or cause the holders of record to execute and deliver), within 48 hours of receipt, any proxy card or voting instructions it receives that is sent to stockholders of the Company soliciting proxies with respect to any matter described in Section 3.01 or Section 3.02, which shall be voted in the manner described in Section 3.01 or 3.02 (with the other Shareholders and the Company to be promptly notified (and provided reasonable evidence of) such execution and delivery of such proxy card or voting instructions).

Section 3.03. Duties.

(a) The Company and the Shareholders agree that, notwithstanding anything to the contrary in any other agreement or at law or in equity, when any of the Shareholders takes any action under this Agreement to give or withhold its consent, such Person shall, to the fullest extent permitted by law, have no duty to consider the interests of the Company or the other Shareholders or any other shareholders of the Company and may act exclusively in its and its Affiliates own interests; provided, however, that the foregoing shall in no way affect the obligations of the Parties to comply with the provisions of this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the termination of this Agreement, any Shareholder is restricted from taking any action pursuant to Section 3.01 or Section 3.02 of this Agreement by any applicable law or any order issued by any government authority, then (a) the obligations of each Shareholder set forth in Section 3.01 or Section 3.02, as applicable, of this Agreement shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Shareholder from taking any such action, and (b) each Shareholder shall cause their Company Shares to not be represented in person or by proxy at any meeting at which a vote of such Shareholder is sought or requested.

Section 3.04. Controlled Company.

(a) For so long as the Company qualifies as a “controlled company” under the applicable listing standards then in effect, the Company will elect to be a “controlled company” for purposes of such applicable listing standards, and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination. The Company and the Shareholders acknowledge and agree that, as of the date of this Agreement, the Company is a “controlled company.” If the Company ceases to qualify as a “controlled company” under applicable listing standards then in effect, the Shareholders and the Company will take whatever action may be reasonably necessary, if any, to cause the Company to comply with SEC rules and applicable listing standards then in effect.

(b) After the Company ceases to qualify as a “controlled company” under applicable listing standards then in effect, the Shareholders shall cause a sufficient number of their designees to qualify as “independent directors” to ensure that the Board of Directors complies with such applicable listing standards in the time periods required by the applicable listing standards then in effect.

Article 4
General Provisions

Section 4.01. Further Assurances. The Parties shall take all Necessary Action in order to give full effect to this Agreement and every provision hereof. Each of the Company and the Shareholders shall take or cause to be taken all lawful action necessary to ensure at all times that the Company’s Governing Documents are not at any time inconsistent with the provisions of this Agreement. In addition, each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other Party reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.

Section 4.02. Assignment; Benefit. The rights and obligations hereunder of the parties hereto shall not be assigned without the prior written consent of the Company and the Shareholder Majority, except in connection with a transfer of Company Shares to a Permitted Assignee that has executed a joinder to this Agreement in a form reasonably acceptable to Shareholder Majority, pursuant to which such Permitted Assignee agrees to be bound by all provisions applicable to a Shareholder hereunder. Any assignment of rights or obligations in violation of this Section 4.02 shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns.

Section 4.03. Termination. This Agreement shall terminate on the earlier of (i) with respect to all Parties, the date on which the Shareholder Parties (including for the avoidance of doubt, their Permitted Assignees) no longer Beneficially Own in the aggregate a number of Company Shares equal to at least 50% of the voting power of then outstanding Company Shares or (ii) solely with respect to any Shareholder, upon ten (10) days written notice of termination provided by such Shareholder to the other Shareholders hereto and the Company; provided that termination of this Agreement shall not relieve any Party from liability for any breach of this Agreement prior to such termination.

Section 4.04. Subsequent Acquisition of Shares; Other Activities. Any Company Shares acquired subsequent to the date hereof by a Shareholder shall be subject to the terms and conditions of this Agreement. For the avoidance of doubt, Company Shares acquired by any Affiliate of any Shareholder (other than Company Shares acquired pursuant to this Agreement) shall not be subject to the terms and conditions of this Agreement.

Section 4.05. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 4.06. Entire Agreement. This Agreement, the Governing Documents, the Registration Rights Agreement and the other agreements referenced herein and therein constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede any prior agreement or understanding among them with respect to the matters referred to herein.

Section 4.07. Amendment. This Agreement may not be amended, modified, supplemented, waived or terminated (other than pursuant to Section 4.03) except with the written consent of the Shareholder Majority; provided that, any amendment, modification, supplement, waiver or termination that (a) materially and adversely affects the rights of any Shareholder under this Agreement disproportionately vis-à-vis any other Shareholder (each, an “Affected Shareholder”) will require both (i) the written consent of the Shareholder Majority and (ii) the written consent of Affected Shareholders holding a majority of the then outstanding Company Shares then held by all Affected Shareholders and (b) adversely affects the rights of the Company under this Agreement, imposes additional obligations on the Company, or amends or modifies Section 3.01, Article 4, and any corresponding definitions in Article 1, will require both (i) the written consent of the Shareholder Majority and (ii) the written consent of the Company.

Section 4.08. Waiver. Except as set forth in Section 4.07, no waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the Party against whom such waiver is claimed. Waiver by any Party of any breach or default by any other Party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Parties or from any failure by any Party to assert its or his or her rights hereunder on any occasion or series of occasions.

Section 4.09. Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

Section 4.10. Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered (and shall be deemed to have been duly given, made or delivered upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, addressed to the Company at the address set forth below or to the applicable Shareholder at the address indicated on Annex B hereto (or at such other address for a Shareholder as shall be specified by like notice):

Strive, Inc.

200 Crescent Court

Suite 1400

Dallas, TX 75201

Attention: Logan Beirne

E-mail: Logan.Beirne@strive.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	Derek J. Dostal
Evan Rosen
Facsimile No.:	(212) 701-5322
(212) 701-5505
E-mail:	derek.dostal@davispolk.com
evan.rosen@davispolk.com

Section 4.11. Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Nevada, excluding any conflict-of-laws rule or principle (whether of Nevada or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction.

Section 4.12. Jurisdiction. Each of the Parties (a) consents to submit itself to the personal jurisdiction of courts of the State of Nevada located in Clark County, Nevada or the federal courts of the United States of America located in Clark County, Nevada in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Nevada located in Clark County, Nevada or the federal courts of the United States of America located in Clark County, Nevada. Each Party hereby agrees that, to the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.10 shall be effective service of process for any suit or proceeding in connection with this Agreement.

Section 4.13. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. The Company or any Shareholder may file an original counterpart or a copy of this Section 4.13 with any court as written evidence of the consent of any of the Parties to the waiver of their rights to trial by jury.

Section 4.14. Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure the money damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at law. Each Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law.

Section 4.15. Notice of Events. Except as otherwise would require early disclosure under applicable law or regulation, unless the Shareholders notify the Company that they do not want to receive information pursuant to this Section 4.15, the Company shall notify the Shareholders on a reasonably current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, and shall reasonably cooperate with the Shareholders in efforts to mitigate any adverse consequences to the Shareholders which may arise (including by coordinating and providing assistance in meeting with regulators).

Section 4.16. Adjustments. All references in this Agreement to Company Shares shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

Section 4.17. No Third Party Beneficiaries. This Agreement is not intended to confer upon any Person, except for the Parties, any rights or remedies hereunder.

* * *

IN WITNESS WHEREOF, the parties set forth below have duly executed this Agreement as of the day and year first above written.

STRIVE, INC.

By:	/s/ Matthew Cole
	Name:	Matthew Cole
	Title:	Chief Executive Officer

SHAREHOLDERS:
By:	/s/ Vivek Ramaswamy
Name:	Vivek Ramaswamy

Ramaswamy 2021 Irrevocable Trust
By:	/s/ Brian Guillemin
Name:	Brian Guillemin
Title:	Trust Officer of Rockefeller Trust Company of Delaware

By:	/s/ Matthew Cole
Name:	Matthew Cole

2025-10 INVESTMENTS LLC

By:	/s/ Benjamin Pham
Name:	Benjamin Pham
Title:	Authorized Signatory

By:	/s/ Brian Logan Beirne
Name:	Brian Logan Beirne

By:	/s/ Anson Frericks
Name:	Anson Frericks

Annex A

Initial Directors

Matthew Cole

Benjamin Pham

Brian Logan Beirne

Pierre Rochard

Arshia Sarkhani

Avik Roy

Benjamin Werkman

James Lavish

Jonathan Macey

Mahesh Ramakrishnan

A-1

ANNEX B

Vivek Ramaswamy	c/o Vivek Ramaswamy 9172 West Meadow Drive West Chester, OH 45069
Ramaswamy 2021 Irrevocable Trust	c/o Ramaswamy 2021 Irrevocable Trust 3711 Kennet Pike Suite 220 Wilmington, DE 19807 Email: BGuillemin@rockco.com
Matthew Cole	c/o Strive, Inc. 200 Crescent Ct, Suite 1400 Dallas, TX 75201
Brian Logan Beirne

Anson Frericks	c/o Anson Frericks 2 Noel Ln. Cincinnati, OH 45243 Email: anson.frericks@gmail.com

2025-10 INVESTMENTS LLC	c/o Benjamin Pham 2120 Olive Street, Apt. 1001 Dallas TX 75201

B-1